EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.40 on Revenues of $155 Million

BENTONVILLE, Ark., May 23, 2016 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the fourth quarter and full fiscal year 2016.

Highlights of fourth quarter operating results:

  Net earnings of $3.4 million – $.40 per diluted share vs. $.81 per diluted share for prior year quarter
  Revenues of $155 million compared to $138 million for the prior year quarter (a 12.5% increase)
  Retail unit sales increase of 5.5% to 12,345 from 11,699 for the prior year quarter with increased productivity at 28.2 retail units sold per store per month, up from 28.1 for the prior year quarter
  Average retail sales price increased $634 to $10,641 or 6.3% from the prior year quarter (increased $42 or .4% sequentially)
  Gross profit margin percentage decreased to 38.7% from 41.5% for the prior year quarter due primarily to higher wholesale volumes and losses, slightly higher repair costs, the effect of a higher average selling price, and continued efforts to improve the quality of our inventory
  Collections as a percentage of average finance receivables improved to 16.8% from 16.7% for the prior year quarter.  The weighted average contract term increased to 31.6 months from 30.2.
  Net Charge-offs as a percent of average finance receivables of 9.0%, up from 7.8% for prior year quarter
  Accounts over 30 days past due decreased to 3.0% from 5.8% at April 30, 2015 (a decrease of approximately $11 million)
  Average percentage of finance receivables current improved to 80.5% from 76.6% at April 30, 2015
  Provision for credit losses of 27.4% of sales vs. 25.0% for prior year quarter
  Selling, general and administrative expenses at 16.7% of sales vs. 17.2% for prior year quarter
  Active accounts base approximately 65,000
  Debt to equity of 47.2% and debt to finance receivables of 24.7% (up slightly from 24.6% at April 30, 2015)
  Allowance for credit losses at 25% of finance receivables, net of deferred revenue at April 30, 2016 (up from 23.8% at April 30, 2015)

Highlights of full fiscal year operating results:

  Net income of $11.6 million - $1.33 per diluted share (earnings of $1.68 per diluted share excluding a $3 million non-cash after-tax charge resulting from an increase to the allowance for credit losses during the second quarter) vs. $3.25 per diluted share for prior year
  Revenues of $568 million compared to $530 million for the prior year (a 7.1% increase) with same store revenue increase of 2.7%
  Retail unit sales decrease of .6% to 46,483 from 46,760 for the prior year with productivity at 26.7 retail units sold per store per month, down from 28.4 for the prior year
  Net Charge-offs as a percent of average finance receivables of 31.3%, up from 27.8% for prior year
  Provision for credit losses of 28.5% of sales (27.6% excluding second quarter increase to allowance for credit losses) vs. 25.5% for prior year period
  Strong cash flows supporting the increase in revenues, the $19.9 million increase in finance receivables, $4.5 million in net capital expenditures, and the $14.2 million in common stock repurchases (493,073 shares) with a $4.7 million increase in total revolving debt

“While the operating environment continues to be challenging, we are doing a lot of things right and we are excited about the direction we are headed with the business. Specifically, we saw improvement with our sales volume productivity during the quarter driven by solid results for our older dealerships. Additionally, during the year, we have made significant improvements with our underwriting and collections as evidenced by our 30 day plus delinquencies finishing at the lowest point in five years. We believe that the competitive environment on the lending side during the fourth quarter was particularly intense this year during income tax refund season as competitors even more aggressively targeted our customers to maintain their volumes in an increasingly difficult environment. We continue to believe that many competitive offerings are not going to be sustainable over the long-term. In the short-term, however, we are left with doing our best to help customers succeed while competitors are pushing hard and in many cases enticing some of our good customers to default with us,” said William H. (“Hank”) Henderson, Chief Executive Officer of America’s Car-Mart, Inc. (the “Company”). “We remain committed to our Mission: ‘We strive to earn the repeat business of our customers by providing quality vehicles, affordable payment terms and excellent service.’ We believe more firmly than ever that our face-to-face relationship with our customers is the only way to serve our market effectively if you care about customer success and repeat business, which we most certainly do. Customer success is the only reason we exist. Unfortunately, in our view, many companies operating in our markets today don’t share that same vision.”

“We continue to believe that every small town in America would benefit from having a Car-Mart,” added Mr. Henderson. “Obviously, due to the shortfall in operating results caused by the tough environment, we have had to slow down our new store opening plans. We are working hard to make improvements and to get all existing dealerships performing at a high level. We do continue to expect to return to a more historical rate for new dealership openings at some point in the future.”

“As Hank mentioned, it was nice to see productivity improve during the quarter, which led to solid operating expense leveraging. We believe that we have a very lean but effective structure in place that can support the business as we continue to grow. We have great people throughout the Company who are very skilled at what they do and who care deeply about our customers and their families. Today, we are more than ready to help additional customers with their transportation needs. We can and will get better along the way but, realistically, as long as competitors are offering what we consider to be unsustainable deal structures, we will continue to face headwinds related to credit losses. We hope that we will get some relief soon on the competitive front which will translate into many more consumers owning their vehicles at the end of the contract term,” said Jeff Williams, President of America’s Car-Mart, Inc. “We are excited to be entering fiscal 2017 with delinquencies at very low levels and with our inventory in great shape. We are laser focused on good, solid blocking and tackling, and we are optimistic that we can perform well even if market conditions do not improve. We do, however, believe conditions will improve but we are not waiting around for that to happen.”

“During the fourth quarter, we paid down almost $15 million in debt while re-purchasing 150,902 shares (1.8% of our total outstanding shares) of our common stock at an average price of $24.72 per share. Since February 2010, we have re-purchased 4.2 million shares (36% of our total outstanding shares) for $135 million at an average cost of $32.47 per share. As always, we are focused on cash flows and maintaining a very healthy balance sheet, which we believe will serve us well if market conditions change in our favor,” added Mr. Williams. “Because our credit losses have remained elevated for some time now, at the end of May, we will be increasing our contract interest rate to 16.5% from 15.0%. Also, we did close four of our smaller dealerships toward the end of the fiscal year. Those dealerships were located in Tyler, Texas; Atlanta, Texas; Cushing, Oklahoma and Trumann, Arkansas, respectively, and three of the four were satellite locations at one time. Accounts have been transferred to nearby dealerships and we are committed to maintaining high service levels for these customers.”

Conference Call

Management will be holding a conference call on Tuesday, May 24, 2016 at 11:00 a.m. Eastern Time to discuss fourth quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #5614817.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 143 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2016	Three Months Ended
	April 30,		vs.	April 30,
	2016	2015	2015	2016	2015
Operating Data:
Retail units sold	12,345	11,699	5.5%
Average number of stores in operation	146	139	5.0
Average retail units sold per store per month	28.2	28.1	0.4
Average retail sales price	$10,641	$10,007	6.3
Same store revenue growth	7.8%	7.5%
Net charge-offs as a percent of average finance receivables	9.0%	7.8%
Collections as a percent of average finance receivables	16.8%	16.7%
Average percentage of finance receivables-current (excl. 1-2 day)	80.5%	76.6%
Average down-payment percentage	8.4%	9.0%

Period End Data:
Stores open	143	141	1.4%
Accounts over 30 days past due	3.0%	5.8%
Finance receivables, gross	$437,278	$417,368	4.8%

Operating Statement:
Revenues:
Sales	$139,461	$123,269	13.1%	100.0%	100.0%
Interest income	15,288	14,342	6.6	11.0	11.6
Total	154,749	137,611	12.5	111.0	111.6

Costs and expenses:
Cost of sales	85,501	72,147	18.5	61.3	58.5
Selling, general and administrative	23,310	21,187	10.0	16.7	17.2
Provision for credit losses	38,172	30,836	23.8	27.4	25.0
Interest expense	923	720	28.2	0.7	0.6
Depreciation and amortization	1,152	1,048	9.9	0.8	0.9
(Gain) loss on disposal of property and equipment	323	(3)	100.0	-	-
Total	149,381	125,935	18.6	107.1	102.2

Income before taxes	5,368	11,676		3.8	9.5

Provision for income taxes	2,005	4,426		1.4	3.6

Net income	$3,363	$7,250		2.4	5.9

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$3,353	$7,240

Earnings per share:
Basic	$0.41	$0.85
Diluted	$0.40	$0.81

Weighted average number of shares used in calculation:
Basic	8,123,456	8,561,513
Diluted	8,335,751	8,992,402

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Years Ended		2016	Years Ended
	April 30,		vs.	April 30,
	2016	2015	2015	2016	2015
Operating Data:
Retail units sold	46,483	46,760	(0.6)%
Average number of stores in operation	145	137	5.8
Average retail units sold per store per month	26.7	28.4	(6.0)
Average retail sales price	$10,361	$9,680	7.0
Same store revenue growth	2.7%	2.9%
Net charge-offs as a percent of average finance receivables	31.3%	27.8%
Collections as a percent of average finance receivables	57.5%	58.7%
Average percentage of finance receivables-current (excl. 1-2 day)	81.4%	79.9%
Average down-payment percentage	6.7%	6.9%

Period End Data:
Stores open	143	141	1.4%
Accounts over 30 days past due	3.0%	5.8%
Finance receivables, gross	$437,278	$417,368	4.8%

Operating Statement:
Revenues:
Sales	$506,517	$472,569	7.2%	100.0%	100.0%
Interest income	61,389	57,752	6.3	12.1	12.2
Total	567,906	530,321	7.1	112.1	112.2

Costs and expenses:
Cost of sales	304,886	272,446	11.9	60.2	57.7
Selling, general and administrative	92,242	83,802	10.1	18.2	17.7
Provision for credit losses	144,397	120,289	20.0	28.5	25.5
Interest expense	3,306	2,903	13.9	0.7	0.6
Depreciation and amortization	4,208	3,830	9.9	0.8	0.8
Loss on disposal of property and equipment	369	17	2,070.6	-	-
Total	549,408	483,287	13.7	108.5	102.3

Income before taxes	18,498	47,034		3.7	10.0

Provision for income taxes	6,902	17,544		1.4	3.7

Net income	$11,596	$29,490		2.3	6.2

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$11,556	$29,450

Earnings per share:
Basic	$1.38	$3.42
Diluted	$1.33	$3.25

Weighted average number of shares outstanding:
Basic	8,370,478	8,617,864
Diluted	8,666,031	9,048,957

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	April 30,	April 30,
	2016	2015

Cash and cash equivalents	$602	$790
Finance receivables, net	$334,793	$324,144
Inventory	$29,879	$34,267
Total assets	$406,296	$400,361
Total debt	$107,902	$102,685
Treasury stock	$141,535	$127,321
Stockholders' equity	$228,817	$229,132
Shares outstanding	8,073,820	8,529,223

Finance receivables:
Principal balance	$437,278	$417,368
Deferred revenue - payment protection plan	(17,305)	(15,652)
Deferred revenue - service contract	(10,034)	(9,584)
Allowance for credit losses	(102,485)	(93,224)

Finance receivables, net of allowance and deferred revenue	$307,454	$298,908

Allowance as % of principal balance net of deferred revenue	25.0%	23.8%

Changes in allowance for credit losses:
	Years Ended
	April 30,
	2016	2015
Balance at beginning of period	$93,224	$86,033
Provision for credit losses	144,397	120,289
Charge-offs, net of collateral recovered	(135,136)	(113,098)
Balance at end of period	$102,485	$93,224

Contacts:
William H. (“Hank”) Henderson, CEO at (479) 464-9944
or
Jeffrey A. Williams, President at (479) 418-8021